Exhibit (a)(1)(vii)

XTO Energy Inc. Extends Tender Offer to Purchase All Outstanding Units in Hugoton Royalty Trust

Offer Now Scheduled to Expire at 5:00 p.m., New York City Time, on Tuesday, May 12, 2020

Spring, Texas, April 29, 2020 /PRNewswire/ – XTO Energy Inc. (“XTO Energy”) today announced that it has extended the offering period of its previously announced tender offer to purchase all outstanding units of beneficial interest (the “Units”) in Hugoton Royalty Trust (OTCQX: HGTXU, the “Trust”) at a price of $0.20 per Unit, net to the seller in cash, without interest and subject to any withholding of taxes. The tender offer is now scheduled to expire at 5:00 p.m., New York City time, on Tuesday May, 12, 2020, unless the tender offer is further extended or earlier terminated in accordance with the terms set forth in the Tender Offer Statement. The tender offer was extended to allow additional time, in light of the impacts of the COVID-19 pandemic, for unitholders to complete and return the transmittal documentation and to give instructions to their brokers.

As of one minute after 11:59 p.m., New York City time, at the end of the day on April 28, 2020, the last business day prior to the announcement of the extension of the tender offer, 5,854,525 Units (excluding 2,451 Units with respect to which “Notices of Guaranteed Delivery” were delivered) had been validly tendered and not withdrawn, representing approximately 14.6% of the outstanding Units. Unitholders of the Trust who have already tendered their Units do not need to re-tender their Units or take any other action as a result of the extension of the expiration date of the tender offer.

The tender offer is being made pursuant to the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) in the Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Tender Offer Statement”) filed by XTO Energy with the United States Securities and Exchange Commission (the “SEC”) on April 1, 2020, as amended. Consummation of the tender offer remains subject to the conditions described in the Tender Offer Statement, including that there be validly tendered and not withdrawn a number of Units (excluding Units with respect to which “Notices of Guaranteed Delivery” were delivered) that represents at least 80% of the Units outstanding as of the date of acceptance and completion of the tender offer.

Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC toll free at (800) 676-0281 (for unitholders, banks and brokers) or by email to hugoton@georgeson.com.

About XTO Energy Inc.

XTO Energy, a wholly owned subsidiary of Exxon Mobil Corporation, is a leading oil and natural gas producer in the United States with expertise in developing tight gas, shale gas and unconventional oil resources.

Additional Information and Where to Find It

The tender offer referenced herein commenced on April 1, 2020. This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units of the Trust, nor is it a substitute for the tender offer materials that XTO Energy has filed with the SEC. On April 1, 2020, XTO Energy filed the Tender Offer Statement with the SEC, as amended from time to time. Unitholders of the Trust and other investors are urged to read the Tender Offer Statement because it contains important information which should be read carefully before any decision is made with respect to the tender offer.

The Tender Offer Statement, including any amendments related thereto, are available for free at the SEC’s web site at www.sec.gov. In addition, the Tender Offer Statement may be obtained free of charge from the information agent by contacting Georgeson LLC toll free at (800) 676-0281 (for unitholders, banks and brokers), or by email to hugoton@georgeson.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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